Simon Up-date: January 2003
o     Tender offer expires 1/17 - will likely be extended

o     Law Suit - judge selected, litigation on-going

o Shareholder meeting - Simon has filed preliminary documents, has not started soliciting shareholders yet

o     Our position -
     - Simon's offer is inadequate, opportunistic and, as our Board of Director's has unanimously voted, not in the best interests of TCO shareholders

     - We have a strong track record - Our 5 year total return is 81.6% while Simon's is only 63.3%; we have the most productive portfolio of regional malls in the public sector

     - Simon just wants to eliminate a competitor and to improve its portfolio of aging, tired malls and they have been willing to misrepresent our financial performance and our governance structure to suit their own purposes. We are not here to solve Simon's problems!

     - Now is not the time to sell - our new centers are at the early stages in their development (and earnings) cycle; because our assets are of such high quality, they are becoming more valuable every day; and our strategic plan indicates that we have great growth prospects

     - As I have said before, and will continue to say, - Taubman is NOT for sale.
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